Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to (1) the reference to our firm under the caption “Experts” in this Registration Statement (Form F-4) and related Preliminary Prospectus of VimpelCom Ltd. (the “VimpelCom Ltd. F-4”) for its offer to exchange Open Joint Stock Company Vimpel-Communications (“OJSC VimpelCom”) ADSs and common and preferred shares; (2) the incorporation by reference therein of our report dated May 6, 2009, except for the adoption of SFAS 160 as described in Note 2, as to which the date is December 4, 2009, with respect to the consolidated financial statements of OJSC VimpelCom as of December 31, 2008 and 2007, and for each of the three years in the period ended December 31, 2008 included in the Report of Foreign Private Issuer (Form 6-K) dated December 7, 2009 and of our report dated May 6, 2009 with respect to the effectiveness of internal control over financial reporting of OJSC VimpelCom included in OJSC VimpelCom’s Annual Report (Form 20-F) for the year ended December 31, 2008; and (3) the use of our report dated March 17, 2008 with respect to the consolidated financial statements of Golden Telecom, Inc. included in the VimpelCom Ltd. F-4.

/s/ Ernst & Young LLC

Moscow, Russia

February 11, 2010